Exhibit 10.5

Date: _____________

Dear _______________:

Re:           Appointment to the Board of Directors as Independent Director for
TOMI Environmental Solutions, Inc.

PRIVILEGED AND CONFIDENTIAL

On behalf of TOMI Environmental Solutions, Inc. (the “Company”), the Company is pleased to inform you that the Company’s current Board of Directors (the “Board”) have    approved your appointment as an independent director/member of the Board by certain provisions and criteria set in the Company’s Bylaws and Nominating and Governance Committee Charter (“Corporate Governance Guidelines”). In addition, the Company would also like to extend an invitation to you to be a Member of the Nominating, Audit, and Compensation Committees. This letter of appointment is issued to formalize your appointment as an Independent Director.

APPOINTMENT

Your appointment as a member of the Board starts February 1, 2016 and will be for up to one (1) year depending upon the assigned class of directors and thereafter for three (3) years upon reelection, unless prematurely concluded by mutual consent, or otherwise as provided hereinafter. Your service on the Board will be in accordance with and is subject to Company and Classified Board provisions. The relationship between you and the Company shall be that of office-holder and not one of employment, you will be considered to be an independent Non-Executive Director and will be identified as such as such in the annual report and other documentation.

TIME COMMITMENT

The Company would like to request that you set a time commitment for seven (7) Board meetings a year of at least one (1) day. As of now, the Company will hold all meetings in the Corporate Beverly Hills, California office unless notified in advance of alternative sites. For your review a calendar of dates for the Board and Committee meetings as agreed with the Directors is attached at Appendix A. This will enable you to plan your travel for attending the meetings. If, for any reason, you cannot make it to a meeting, we will connect you via audio/video conference.

In addition to the above, depending on business exigencies, additional meetings may be convened. In addition, you may be nominated to additional Committees of the Board, from time to time. While the Company would seek your convenience for availability before fixing dates for such meetings, this will depend on the overall conveniences of a majority of directors. The Company will seek your guidance, suggestions and support, whenever your assistance is needed.

By accepting this appointment, including your nomination to the Committees of the Board of the Company, the Company appreciates your committing to be able to have the available time that is necessary to discharge your duties and obligations and assist the Company’s superior governance.

DUTIES AND OBLIGATIONS

TOMI’s board members will always observe, in letter and spirit, the duties, rights and role as a member of the Company’s Board as stipulated in the relevant sections of the Company’s Bylaws and Corporate Governance Guidelines, and all other relevant Company Guidelines and Charters, as amended from time to time. As a member of the Board you are expected to undertake executive duties or to assume executive responsibilities, but the Company would like it if you could work with and through the Board. The Company also asks you to exercise the general fiduciary duties and duties of care and confidentiality expected of every director.

In addition, in your role as a member of the Board, the Company asks you to:

1.	Constructively challenge and help develop proposals on strategy;

2.	Participate on committees of the Board;

3.	Attend Board meetings of the Company and give advice to the Board as is consistent with certain duties as a director of the Company;

4.	Accept responsibility, publicly and where necessary in writing, when required to do so under any act, regulation or code of conduct;

5.	Scrutinize the performance of management in meeting pre agreed goals and objectives and monitor the reporting of performance;

6.	Set the Company’s strategic aims, ensuring that the necessary resources are in place for the Company to meet its objectives;

7.	Satisfy yourself on the integrity of financial information and that financial controls and systems of risk management are robust and defensible;

8.	Devote time to developing and refreshing your knowledge on the Company’s technology, products, and mission in “Innovating for a Safer World”;

9.	Uphold high standards of integrity and probity and extend your support in instilling the appropriate culture, values and behaviors in the boardroom, for the Company, and beyond;

10.	Take into account the views of shareholders and other stakeholders where appropriate.

FEES

Your appointment pays twenty-five thousand ($25,000.00) dollars per annum, paid on a quarterly basis. You will also be granted options to purchase 25,000 shares of the Company’s common stock on an annual basis. The exercise price will be based on the fair value at time of grant with a term of three years.

The Company will reimburse you for all reasonable expenses in connection with your travel for attending the Board/Committee meetings as per Company Policy. All payments are subject to appropriate applicable taxes. The Company asks you to submit any details of expenses incurred to the Corporate Secretary within 14 days from the date of expense.

CONFLICT OF INTERESTS

It is accepted and acknowledged that you may have business interests other than those of the Company and will declare any conflicts that are apparent at present. In the event that you become aware of any potential conflict of interest or, of not meeting the requirements as an Independent Member of the Board, you are requested to disclose the same to the Chairman of the Board (“Chairman”) and Corporate Secretary as soon as you become aware of the same.

The Board of the Company has determined you to be independent in terms of “independence” requirements as stipulated by the Company charters and other relevant regulations.

If circumstances change in any way which may affect your status as an independent member of the Board, you must immediately disclose this to the Board.

CONFIDENTIALITY AND INDEMNITY

You recognize that during your appointment you will have access to and come into contact with confidential information belonging to the Company. Therefore, you agree all information acquired during your appointment will be applied to the highest standards of confidentiality and you agree you will not disclose or release any non-public information, either during your appointment or following separation (by any means), to any third parties.

Your attention is drawn to the requirements under both legislation and regulation as to the disclosure of price-sensitive information. Consequently, you should avoid making any statement that might risk a breach of these requirements without prior clearance from the Chairman or Corporate Secretary.

On termination of the Appointment you will deliver to the Company all books, documents, papers and other property of or relating to the business of the Company which are in your possession, custody or power by virtue of your position as an Independent Board Director of the Company.

The Company will provide you with a right to indemnity to the extent set out in the Bylaws.

INSIDER TRADING RULES

As a member of the Board of the Company, you will be considered an “Officer” and an “Insider” under Insider Trading regulations. Any trade of the Company’s stock by you and your relatives will be subject to appropriate statutory disclosures and will require prior approvals in accordance with the regulations.

CODE OF CONDUCT

During your Appointment the Company asks you to comply with any relevant regulations as may be issued in the future and all such other requirements as mentioned in the Corporate Governance Guidelines and any additional requirements the Board of Directors may from time to time specify.

INSURANCE

The Company has directors’ and officers’ liability insurance and will maintain such cover in a minimum amount of $1,000,000, in aggregate, for the full term of your appointment.

NOTIFICATION OF PERSONAL INFORMATION

Under the provisions of the Securities Exchange Commission, the Company is required to provide information about its Directors. Therefore, the Company hereby requests a resume for the past five years and a listing of all current Boards you may currently be appointed to.

PREMATURE CONCLUSION OF TERM OF APPOINTMENT

Your existing term of appointment would stand terminated and concluded on the occurrence of any of the following events:

1.
Upon either party deciding to prematurely conclude the existing term of appointment, the party deciding to so conclude the existing term of appointment would serve a reasonable written notice on the other.

2.	The Company may terminate your appointment subject to approval by a majority vote from the Board and/or the shareholders, if you:

a.	Commit a material breach of your obligation under this letter;
b.
 Commit any serious or repeated breach or non-observance of your obligation to the Company (which include an obligation not to breach your duties to the Company, whether statutory, fiduciary or common-law); and

c.
 Are guilty of any fraud or dishonesty or acted in a manner which, in the opinion of the Company, brings or is likely to bring you or the Company into disrepute or is materially opposing to the interests of the Company.

In addition, continuation of your contract of appointment is also contingent on your satisfactory performance as a member of the Board and any relevant statutory provision relating to the removal or disqualification of a director and subject to the performance evaluation by the entire Board.

EXTENSION OF EXISTING TERM

Upon the expiry of your present term, in accordance with the laws and regulations of a Classified Board, and subject to your eligibility under applicable laws, as prevailing from time to time and subject to annual performance evaluation, the Board may, at its discretion, recommend to the shareholders a renewal of your existing term for such period as it may deem fit and proper, in the interest of the Company.

RIGHTS OF THIRD PARTIES

No person other than you and the Company shall have any rights under this letter and the terms of this letter shall not be enforceable by any person other than you and the Company. This letter constitutes the entire terms and conditions of your appointment and no waiver or modification of these terms shall be valid unless in writing, signed by you and for and on behalf of the Company and only to the extent set out in such written waiver or modification.

This letter cancels and is in substitution for all previous letters, agreements, arrangements (whether oral or in writing) relating to the subject-matter of this letter between you and the Company all of which shall be deemed to have been terminated by mutual consent.

We look forward to your joining of the Company’s Board and your continued participation at the meetings of the Board and Committee(s). Please feel free to contact the Chairman or the Corporate Secretary if you have any queries in relation to this letter or any other concerns or questions. Kindly confirm your agreement to the terms set out in this letter by executing the below and returning the copy to the Chairman at the Company’s address printed at the head of this letter.

Chairman of the Board, TOMI Environmental Solutions, Inc.

__________________________________
Dr. Halden S. Shane

I confirm and agree to the terms of my appointment as an Independent Member of the Board of TOMI Environmental Solutions, Inc. as set out in this letter.

Name of Director:_____________________

Signature:___________________________

Date:_______________________________

Place:______________________________